Exhibit 99.1

Galaxy Gaming Agrees to Purchase Progressive Games Partners
Deal Gives Galaxy Direct Control over iGaming Activities

LAS VEGAS, February 25, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today that it has entered into an agreement (the “Purchase Agreement”) to acquire 100% of the equity interests in Progressive Games Partners LLC (“PGP”).  PGP owns the exclusive worldwide online rights to a comprehensive suite of proprietary casino table games. Since signing its first license agreement with Cryptologic in 2003, PGP has developed close working relationships with the leading online operators and platform providers across the western world.  An integral part of PGP’s success has been founded upon its exclusive online distribution rights for Galaxy’s gaming content, as well as other world-renowned games such as Perfect Pairs and Caribbean Stud Poker through its other licensors.

Pursuant to the Purchase Agreement, Galaxy will pay $12.425 million to acquire all of the equity interests in PGP.  Of the consideration, at least $6.425 million but no more than $10.425 million will be paid in cash; any amounts not paid in cash will be paid in newly issued shares of Galaxy’s common stock valued at $1.91 per share.

Galaxy expects that the acquisition of PGP will be accretive to earnings per share upon closing.

This transaction will enable Galaxy to more efficiently and effectively exploit the opportunity provided by the rapidly expanding online casino market in the US by both building on our many close relationships with casino groups who are expanding their sphere of operations online, and by gaining exposure to new markets and opportunities through our newly acquired online clientele.

Completion of the transaction is subject to certain conditions, including regulatory approvals.

Executive Comments

“We see online gaming as a key development and expansion area for our business and believe that our great table games will be received well as more and more markets open iGaming,” said Todd Cravens, Galaxy’s President and CEO. “This transaction positions us in several ways to control our own destiny in online gaming. First, we get direct relationships with the major online players.  Second, we get full control of how our own content – and the content we get from others - is licensed to those operators.    And we are taking all these steps as online gaming is expanding across the United States.  We’re excited to by this opportunity and challenge.”

“Galaxy’s games have been our most important revenue producers,” stated Chris Reynolds, PGP’s CEO. “I have no doubt that those games will continue to enjoy great popularity and success in the regulated online gaming markets, and we are already developing our strategy and relationships to ensure that they will be well positioned to participate in the expanding US market.  I look forward to working with Todd and the Galaxy team to continue as one entity the success we have had separately.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Progressive Games Partners LLC, Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740